SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant     ☒
Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12

MERCER FUNDS

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

*Set forth the amount on which the filing fee is calculated and state how it was determined.

MERCER FUNDS

(the “Funds”)

SUPPLEMENT TO

THE PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS

The following information relates to the Proxy Statement for the Funds that was previously furnished to the Funds’ shareholders on or about September 10, 2019 in connection with a Special Meeting of Shareholders (the “Special Meeting”) that was initially scheduled to be held on October 3, 2019.

Notice of Rescheduled Meeting

Notice is hereby provided that the Special Meeting initially scheduled to be held on October 3, 2019 has been postponed in order to permit the additional solicitation of proxies from certain shareholders. Accordingly, the Special Meeting has been rescheduled and will now be held on October 28, 2019.

No changes have been made to the record date, the location of the Special Meeting or the proposals as described in the Proxy Statement for consideration at the Special Meeting.

The Funds intend to continue to solicit shareholders during the period prior to the rescheduled meeting date. If you have already voted your shares by proxy, unless you choose to revoke your proxy, your shares will be voted as specified in your prior vote with regards to the Trustee nominees and no further action is required on your part. If you have not already voted your shares by proxy, you may still use the original proxy card that was previously distributed, and your vote with respect to the nominees for Trustee will be counted accordingly.